MERRILL LYNCH MULTI-STATE MUNICIPAL SERIES TRUST

MARYLAND MUNICIPAL BOND FUND

SERIES #15

FILE # 811-4375

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
11/17/00	MD Dept. of Housing & Development 5.875% 08/01/33	$1,000,000.	$11,000,000.	Ferris Baker Watts
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